                                                                   EXHIBIT 10.5
                            EMPLOYMENT AGREEMENT


    THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of June 2, 1997, (the "Effective Date"), by and between Talton Holdings, Inc., a Delaware corporation (the "Company"), and John A. Crooks, Jr., a resident of the State of Texas (the "Executive").

                                    RECITALS
                                    --------

    WHEREAS, the Company is the owner of all of the outstanding shares of capital stock of Talton Telecommunications Corporation, an Alabama corporation ("TTC"), all of the outstanding shares of capital stock of AmeriTel Pay Phones, Inc., a Missouri corporation ("AmeriTel") and all of the outstanding shares of capital stock of Talton STC, Inc., a Delaware corporation ("Talton STC") (the Company, TTC, AmeriTel, Talton STC and their respective affiliates and subsidiaries are sometimes referred to herein individually as a "Talton Entity" and collectively as the "Talton Entities");

    WHEREAS, the Company desires to employ the Executive and the Executive desires to furnish services to the Company and/or the other Talton Entities on the terms and conditions hereinafter set forth;

    WHEREAS, the parties desire to enter into this Agreement in order to set forth the terms and conditions of the employment relationship of the Executive with the Company;

    WHEREAS, the Executive and the Company each acknowledge and agree that the terms and conditions set forth below are reasonable and necessary in order to protect the legitimate business interests of the Talton Entities and to compensate the Executive for information, knowledge and experience brought to the Talton Entities;

    NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

    1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

      2. EMPLOYMENT PERIOD. The period of employment of the Executive by the Company hereunder (the "Employment Period") shall commence on the Effective Date and shall end on December 31, 1998 (unless earlier terminated in accordance with Section 5 of the Agreement); provided that prior to December 31, 1997, the parties agree to negotiate in good faith to establish Executive's annual compensation for 1998, to be in an amount no less than set forth on Exhibit 4 attached hereto. Commencing on January 1, 1999, the Employment Period shall be extended for successive one-year periods (individually, a "Renewal Period"), unless a notice not to extend this Agreement shall have been given by either party hereto to the other not later than thirty
(30) days immediately preceding the commencement of the Renewal Period (or unless earlier terminated in accordance with Section 5 of this Agreement). Unless the context otherwise requires, the Employment Period hereunder shall for purposes of this Agreement be deemed to include the current Renewal Period (if any).

      3. POSITION AND DUTIES. The Executive shall, within reason, devote his full time, attention, skills and energies during the Employment Period to the business of the Talton Entities, performing such specific functions on behalf of the Talton Entities and holding such positions as the Board of Directors or senior management of the Company may direct, all of which shall be substantially consistent with executive functions within the industry in which the Talton Entities are engaged. In particular, the Executive shall serve as President and Chief Operating Officer of the Company.

      4.   COMPENSATION AND RELATED MATTERS.

      (a) BASE SALARY. During the Employment Period, the Company shall pay the Executive a base salary at an annual rate specified in Exhibit 4 (the "Base
                                                       ---------
Salary"), which Base Salary shall be paid in equal installments in accordance with the Company's payroll policy, subject to Section 5 below.

      (b) BONUS. During the Employment Period, the Company shall pay the Executive the bonus specified in Exhibit 4.
                                 ---------

      (c) OTHER BENEFITS. During the Employment Period, the Executive shall be entitled to and eligible for group health insurance coverage and any other fringe benefits in accordance with policies applicable generally to salaried employees of the Company. The Executive shall also be entitled to paid vacation and other paid absences during the Employment Period in accordance with policies applicable generally to salaried employees of the Company.

      5.   TERMINATION.

      (a) COMPANY'S TERMINATION FOR CAUSE. Prior to the end of the Employment Period, the Company may terminate the Executive's employment under this Agreement for "Cause". For purposes of this Agreement, the Company shall have Cause to terminate the Executive's employment hereunder in the event the
Executive: (i) has committed any act of willful misconduct, embezzlement or wrongful conversion of money or property belonging to any Talton Entity, or any act of fraud or dishonesty that materially affects the business of or relates to any of the Talton Entities; (ii) is convicted of a felony at any time hereafter;
(iii) has failed to
comply with any material directive of the Board of Directors of the Company; or
(iv) has willfully and continually failed to substantially perform his duties hereunder (other than any such failure resulting from the Executive's death or disability). If the Executive's employment is terminated by the Company for Cause, the Company shall pay the Executive any Base Salary accrued or owing to the Executive hereunder through the date of termination, less any amounts owed by the Executive to any Talton Entity, and the Company shall have no further liability or obligation to the Executive hereunder. Notwithstanding the preceding, the Company acknowledges and agrees that any termination pursuant to subsection (iii) or (iv) above shall only be after the Company has given written notice to the Executive of the occurrence of such breach and if the Executive
                                                         ------
does not cure such breach within ten (10) days after such notice is given.

      (b) COMPANY'S TERMINATION WITHOUT CAUSE. Prior to the end of the Employment Period, the Company may terminate the Executive's employment under this Agreement for a reason other than Cause or no reason whatsoever (i.e., without Cause). If (i) the Company terminates the Executive's employment without Cause prior to the expiration of the Employment Period, or (ii) the Company elects not to extend the Employment Period as provided in Section 2, the Company's liability to the Executive is limited to an amount equal to the Executive's annual Base Salary. The Company may, at its option, pay this amount in a lump sum within thirty (30) days after the date of termination of employment, or pay this amount over a twelve month period (commencing effective as of the date of termination of employment) at the same rate Base Salary would have been due and owing to the Executive if he had remained a full time employee. If the Company terminates employment of the Executive because he has become disabled such that he is unable to perform the essential functions of his job (with reasonable accommodation), any such termination shall be deemed to be a termination without Cause pursuant to this Agreement. Similarly, the Executive's employment shall terminate upon his death, and shall be deemed a termination by the Company without Cause, with payments hereunder to be made to the Executive's estate.

      (c) EXECUTIVE'S TERMINATION FOR CAUSE. Prior to the end of the Employment Period, Executive may terminate this Agreement for "Cause". For purposes of this Agreement, Executive shall have Cause to terminate this Agreement in the event the Company: (i) causes a substantial and/or material reduction in the nature or scope of Executive's duties and/or responsibilities, which result in Executive no longer holding the position of President and Chief Operating Officer of the Company, which reduction remains in place and uncorrected for thirty (30) days following written notice of such breach to the Company by Executive; (ii) a reduction in Executive's base pay or an exclusion from a benefit plan or program offered to similar executives of the Company; or (iii) a change in the location for the primary performance of Executive's services under this Agreement from the city in which

Executive was serving at the time of notification to a city which is more than 50 miles away from such location, which change is not approved by Executive. If the Executive terminates this Agreement for Cause, the Company shall pay to Executive, as a severance amount, an amount equal to Executive's then annual Base Salary. The Company may, at its option, pay this amount in a lump sum within thirty (30) days after the date of termination, or pay this amount over a twelve month period (commencing effective as of the date of termination) at the same rate Base Salary would have been due and owing to Executive if he had remained a full time employee.

      (d) EXECUTIVE'S TERMINATION WITHOUT CAUSE. Prior to the end of the Employment Period, Executive may, upon thirty (30) days written notice, terminate this Agreement for a reason other than Cause or no reason whatsoever (i.e., without Cause). If Executive terminates this Agreement without Cause, the Company shall pay Executive any Base Salary accrued or owing to Executive hereunder through the date of termination, less any amounts owed by Executive to any Talton Entity, and the Company shall have no further liability or obligation to Executive hereunder.

      6.   CONFIDENTIAL INFORMATION, REMOVAL OF DOCUMENTS,
           DEVELOPMENTS AND NON-COMPETITION, RELEASE.

      (a) CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company and the other Talton Entities all trade secrets, confidential information, proprietary information, knowledge and data relating to the Talton Entities and/or the businesses or investments of the Talton Entities, which may have been obtained by the Executive during the Executive's employment by the Company or any other Talton Entity, including such information with respect to any products, improvements, formulas, designs or styles, processes, services, customers, suppliers, marketing techniques, methods, know-how, data, future plans or operating practices ("Confidential Information"). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by the Company. The parties acknowledge that "Confidential Information" shall not include information that:
(i) is now or subsequently becomes generally available to the public (other than as a result of the Executive's disclosure of such information in violation of this Agreement), (ii) is released by the Company for general publication; (iii) is independently developed by Executive without the use of any Confidential Information; or (iv) Executive lawfully obtains from a third party who has the lawful right, in writing, to transfer or disclose such information, without restriction. Notwithstanding anything contained herein to the contrary, it shall not be a breach of this provision for Executive to disclose

Confidential Information required to be disclosed in connection with an administrative, regulatory or judicial process or proceeding, provided that, the Executive agrees to immediately notify the Company of such process or proceeding and to allow the Company an opportunity to contest the disclosure of Confidential Information in such process or proceeding prior to any disclosure of Confidential Information by the Executive.

      (b) REMOVAL OF DOCUMENTS. All records, files, drawings, letters, memoranda, reports, computer data, computer disks, electronic storage media, documents, models and the like relating to the business of any of the Talton Entities, which the Executive prepares, uses or comes into contact with and which contain Confidential Information shall be the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company and shall not be removed by the Executive from the premises of any Talton Entity (without the written consent of the Company) during or after the Employment Period unless such removal shall be required or appropriate in connection with his carrying out his duties under this Agreement, and, if so removed by the Executive, shall be returned to such Talton Entities immediately upon termination of the Executive's employment hereunder, or earlier request by the Company (with the Executive retaining no copies thereof nor any notes or other records relating thereto).

      (c) DEVELOPMENTS. The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software and/or works of authorship relating in any way to the business, activities or affairs of any of the Talton Entities, whether patentable or not, which are created, made, conceived or reduced to practice (in whole or in part) by the Executive or under his direction or jointly with others prior to or during the Employment Period, whether or not during normal working hours or on the premises of the Company (collectively, "Developments"). The Executive agrees to assign and does hereby assign to the Company all of his right, title and interest in and to all Developments and related patents, copyrights and applications therefor. The Executive shall do all permissible things, and take all permissible action, necessary or advisable, in the Company's sole discretion and at the Company's expense, to cause any other person related to the Executive or an entity controlled by the Executive having an interest in a Development to assign to the Company all of such person's or entity's right, title and interest in and to such Development and related patents, copyrights and applications therefor. At the Company's sole cost and expense, the Executive agrees to reasonably cooperate with the Company, both during and after the termination of the Employment Period, with respect to the procurements, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments.

      (d) NON-COMPETITION. During (i) the Executive's employment with the Company and (ii) the two-year period immediately following the termination of the Executive's employment, the Executive (A) shall not engage, anywhere within the geographical areas in which any Talton Entity is then conducting its business operations, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, in any Competitive Business; (B) shall not solicit or encourage any officer, employee, independent contractor, vendor or consultant of any of the Talton Entities to leave the employ of, or otherwise cease his relationship with, any of the Talton Entities; and (C) shall not solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the customers or accounts, or prospective customers or accounts, of any Talton Entity, which were contacted, solicited or served by any Talton Entity during the time the Executive was employed by any Talton Entity. If the Executive violates any of the provisions of this Section 6(d), following his termination of employment, the computation of the time period provided herein shall be tolled from the first date of the breach until the earlier of
(i) the date judicial relief is obtained by the Company, (ii) the Company states in writing that it will seek no judicial relief for said violation, or (iii) the Executive provides satisfactory evidence to the Company that such breach has been remedied. If, at any time, the provisions of this Section 6(d) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6(d) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 6(d) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. For purposes of this Section 6, Executive and the Company agree that Competitive Business shall mean (i) the inmate telephone business, (ii) the business of selling, leasing or otherwise providing law enforcement management systems, jail management systems, victim notification systems and/or other tracking or record systems to inmate, jail or correctional facilities, and/or
(iii) any business that any of the Talton Entities is engaged in as of the date of this Agreement and/or is engaged in (or is in the process of implementing the engagement in) at the time of the termination of Executive's employment.

      (e) NON-COMPETITION IN EXPANSION MARKETS. Executive acknowledges that a valuable asset of the Talton Entities is the plan of the Company and the other Talton Entities to extend and expand their business, by acquisition or otherwise, to areas of the United States of America which the Talton Entities do not yet serve as of the Effective Date. Accordingly, during (i) the Executive's employment with the Company and (ii) the two-year period immediately following the termination of the Executive's employment, the Executive shall not engage, anywhere in the United States of America in which Company has reasonable expectations of expansion, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, in any Competitive Business. If the Executive violates any of the provisions of this Section 6(e), following his termination of employment, the computation of the time period provided herein shall be tolled from the first date of the breach until the earlier of (i) the date judicial relief is obtained by the Company, (ii) the Company states in writing that it will seek no judicial relief for said violation, or (iii) the Executive provides satisfactory evidence to the Company that such breach has been remedied. If, at any time, the provisions of this Section 6(e) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this
Section 6(e) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 6(e) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

      (f) CONTINUING OPERATION. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this
Section 6, or any amounts required to be paid to Executive under Section 5(b) or
(c), if applicable.

      (g) LEGITIMATE BUSINESS INTERESTS. The Executive has carefully read and considered the provisions of this Section 6 and, having done so, agrees that the restrictions set forth herein, including, without limitation, the time and geographic restrictions set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business interests and goodwill of the Company.

      (h) REMEDIES. The Executive acknowledges that any violation of any of the covenants and agreements contained in this Section 6 would result in irreparable and continuing harm and damage to the Company and the other Talton Entities which would be extremely difficult to quantify and for which money damages alone would not be adequate compensation. Consequently, the Executive agrees that, in the event he violates or threatens to violate any of these covenants and agreements, the Company shall be entitled to: (1) entry of an injunction, temporary and permanent, enjoining such violation and/or requiring the Executive to return all materials or other proprietary information of the Company and (2) money damages insofar as they can be determined. Nothing in this Agreement shall be construed to prohibit the Company and the other Talton Entities from also pursuing any other legal or equitable remedy, the parties having agreed that all remedies are cumulative.

      7. SEVERABILITY. Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

      8. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

      9. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates, successors and assigns, and the Executive and his assigns, heirs and legal representatives. Each of the Talton Entities (and their respective affiliates, successors and assigns) shall be third party beneficiaries of this Agreement and may independently enforce and benefit from the terms hereof.

      10. OTHER AGREEMENTS; INDEMNIFICATION. Except with regard to that certain MCI Telecommunications Corporation Employment Termination Agreement (the "MCI Agreement"), which terms Executive is bound to keep confidential, the Executive hereby represents that the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information of such previous employer or other party in the course of the Executive's employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that his performance of all of the terms of this Agreement does not and will not breach the MCI Agreement (including without limitation any non-competition provisions contained therein) nor any other agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the date of this Agreement, and the Executive will not disclose to the Company or any other Talton Entity or induce the Company or any other Talton Entities to use any confidential or proprietary information or material belonging to any previous employer or others. The Executive hereby indemnifies and agrees to defend and hold the Company and the other Talton Entities harmless from and against any and all damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and the costs of investigation) resulting or arising directly or indirectly from (i) any breach of the foregoing representations,
(ii) any allegations, claims, proceedings or actions by third parties relating to the confidential information belonging to them and disclosed by the Executive to the Company or any other Talton Entity, or (iii) any allegations, claims, proceedings of actions against the Company and/or the other Talton Entities relating to any violation or breach (or alleged violation or breach) by the Executive of the MCI Agreement.

      11. WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable withholding of taxes required under federal, state or local law.

      12. RECITALS; HEADINGS; CONSTRUCTION. The Recitals set forth in the preamble of this Agreement shall be deemed to be included and form an integral part of this Agreement. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.
All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. All references herein to the word "or" shall mean "and/or." The parties, in acknowledgment that all of them have been represented by counsel and that this Agreement has been carefully negotiated, agree that the construction and interpretation of this Agreement and other documents entered into in connection herewith shall not be affected by the identity of the party or parties under whose direction or at whose expense this Agreement and such documents were prepared or drafted.

      13. TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      14. GOVERNING LAW. This Agreement shall be governed by the substantive laws of the State of Texas, without regard to its conflicts of laws principles. In particular, Texas substantive law will govern any controversy or claim between or among the parties hereto, including any claim arising out of or relating to this Agreement or based on or arising from an alleged tort.

Exclusive venue for any action related to this Agreement shall be in Dallas County, Texas.

      15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by both parties.

      16. NOTICES. Any notice, demand or other communication which may or is required to be given under this Agreement shall be in writing and shall be: (a) personally delivered; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; (c) transmitted by reputable overnight courier service such as Federal Express; or (d) transmitted by legible facsimile (with answer back confirmation) to the parties' respective addresses as set forth opposite their signatures hereto). Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) two (2) calendar days after the date of posting if transmitted by registered or certified mail, return receipt requested, (iii) the first (1st) business day after the date of deposit if transmitted by reputable overnight courier service or (iv) the date of transmission with confirmed answer back if transmitted by facsimile, whichever shall first occur. A notice or other communication not given as herein provided shall only be deemed given if and when such notice or communication is actually received in writing by the party to whom it is required or permitted to be given. The parties may change their address for purposes hereof by notice given to the other parties in accordance with the provisions of this Section, but such notice shall not be deemed to have been duly given unless and until it is actually received by the other party.

      17. COMMON LAW OR OTHER DUTIES. The Executive's duties obligations, and agreements hereunder are in addition to (and not in limitation of) any duties or obligations under common law or statute owed to the Company or the other Talton Entities by the Executive by reason of his position as officer, director or employee, as applicable, of the Company or the other Talton Entities.

      18. ATTORNEYS' FEES. In the event of any litigation or proceeding brought with respect to this Agreement in which the parties to this Agreement (or any other Talton Entity or Entities) is a party, the prevailing party(ies) shall be entitled to recover from non-prevailing party(ies) any reasonable attorneys' fees and expenses incurred therein.

      19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                          COMPANY:
                          -------

                          TALTON HOLDINGS, INC., a
                          Delaware corporation



                          By:      /s/ TODD W. FOLLMER
                                 ---------------------------------
                                 Todd W. Follmer,
                                 Vice President

                          Address:   3811 Turtle Creek Boulevard
                                     Suite 1300
                                     Dallas, Texas  75219
                                     Attention:  Todd W. Follmer

                          Telephone:      (214) 526-3454
                          Facsimile:      (214) 528-9929


                          EXECUTIVE:
                          ---------



                                    /s/ JOHN A. CROOKS, JR.
                          --------------------------------------
                          JOHN A. CROOKS, JR.

                          Address:   5916 Broadmeade Drive
                                     Plano, Texas 75093

                          Telephone:      (972) 608-8806
                          Facsimile:      (972) _________

                                   EXHIBIT 4
                                   ---------
                        to Crooks Employment Agreement



(a)    Base Salary:  $170,000 per year.
       -----------


(b)    Bonus:  Guaranteed bonus of $50,000 to be paid on or before December 31,
       -----
       1997.




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